Exhibit 99.2

News Release

COMMERCIAL METALS COMPANY REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $0.03 AND FULL YEAR PROFITS OF $77.3 MILLION

Irving, TX—October 23, 2013—Commercial Metals Company (NYSE: CMC) today announced financial results for its fourth quarter and year ended August 31, 2013. Net earnings for the fourth quarter ended August 31, 2013 were $4.1 million, or $0.03 per diluted share, on net sales of $1.7 billion. This compares to net earnings of $30.2 million, or $0.26 per diluted share, on net sales of $1.8 billion for the three months ended August 31, 2012. Net earnings for the fourth quarter of 2013 included asset impairment charges related to our Australian operations of $25.9 million, or $0.22 per diluted share. For the year ended August 31, 2013, net earnings were $77.3 million or $0.66 per diluted share on net sales of $6.9 billion; this compares to net earnings of $207.5 million or $1.78 per diluted share on net sales of $7.7 billion for the year ended August 31, 2012.

Joe Alvarado, Chairman of the Board, President, and CEO, commented, “We are proud to report our eighth consecutive quarter of positive earnings. We took action in the fourth quarter to strengthen our Australian operations which we believe will yield benefits in the coming quarters. Furthermore, our commitment to focus on our core operations is evidenced by the previously announced sale of our copper tube manufacturing operation, Howell Metal Company.”

The board of directors of CMC declared a quarterly dividend of $0.12 on October 22, 2013 for shareholders of record on November 6, 2013. The dividend will be paid on November 20, 2013.

Fourth Quarter 2013 Review

For this year’s fourth quarter, adjusted EBITDA from continuing operations was $83.4 million and fourth quarter cash flow from operations was at its strongest level this fiscal year. After-tax items included in continuing operations were:

•	after-tax LIFO income of $10.3 million ($0.09 per diluted share), compared to $16.9 million ($0.15 per diluted share) of after-tax LIFO income in the fourth quarter of 2012;

•	impairment of goodwill and other assets and a full valuation allowance of tax net operating losses related to our Australian operations of $25.9 million ($0.22 per diluted share); and

•	a tax benefit of $7.2 million ($0.06 per diluted share) related to the reorganization of our Australian legal entities.

Earnings from discontinued operations in the fourth quarter of 2013 were $0.3 million ($0.00 per diluted share), which primarily consisted of earnings related to our copper tube business. We previously announced the sale of this operation for $58.5 million, subject to customary purchase price adjustments, which will be reflected in earnings for our first quarter of fiscal 2014.

(CMC Year End 2013 - Page 2 )

Our Americas Recycling segment recorded an adjusted operating loss of $6.7 million for the fourth quarter of this fiscal year, compared with an adjusted operating profit of $8.3 million in the prior year’s fourth quarter. LIFO income for the segment decreased $2.8 million to $1.3 million in the fourth quarter of 2013, from $4.1 million in the fourth quarter of 2012. Ferrous volumes, selling prices and margins were all slightly higher during this year’s fourth quarter. However, these increases were not enough to overcome declines in nonferrous volumes and pricing resulting in a $51/ton decline in nonferrous margins. In addition, we recognized a $2.0 million loss on a long-term supply contract with a customer during the fourth quarter of 2013.

Our Americas Mills segment recorded an adjusted operating profit of $58.4 million for the fourth quarter of 2013, compared with an adjusted operating profit of $63.0 million in the fourth quarter of 2012. This segment’s volumes were lower by 7% while metal margins declined 2% in the fourth quarter of 2013. LIFO income for the segment decreased $12.1 million to $7.4 million in the fourth quarter of 2013, from $19.5 million in the fourth quarter of 2012. In comparison to the sequential quarter, adjusted operating profit improved by 26% primarily as a result of higher shipments.

Our Americas Fabrication segment recorded an adjusted operating profit of $8.2 million for the fourth quarter of 2013, marking a significant improvement over the prior year’s fourth quarter adjusted operating profit of $1.5 million. These results were achieved despite a $2.9 million decrease in LIFO income for the segment when compared to the fourth quarter of 2012. This segment continued to experience margin expansion as input pricing declined while transactional selling prices improved when compared to the fourth quarter of 2012. Bid activity and bookings were also better in the fourth quarter of 2013 when compared to a year ago, resulting in a stronger backlog as we enter fiscal 2014.

Our International Mill segment recorded an adjusted operating profit of $8.0 million for the fourth quarter of 2013, compared with an adjusted operating profit of $5.4 million in the prior year’s fourth quarter. These results were also a substantial improvement over the adjusted operating loss of $3.8 million reported in the third quarter of 2013. Total shipments in the fourth quarter of 2013 fell 12% while metal margins expanded 7% when compared to the same quarter in 2012. Market conditions in Europe continued to be soft, with certain countries showing marginal signs of improvement. On a positive note, the effects of the value-added tax (VAT) circumvention schemes that have recently negatively impacted this segment should subside as the long-awaited legislation in Poland went into effect on October 1, 2013.

Our International Marketing and Distribution segment recorded an adjusted operating loss of $16.2 million for the fourth quarter of 2013, compared with an adjusted operating profit of $1.5 million in the prior year’s fourth quarter. The reduced profitability in the fourth quarter of 2013 was primarily the result of charges related to our Australian operations for goodwill and other asset impairments, as well as one-time exit costs to close unprofitable locations. Our U.S.-based trading divisions recorded improved results for the fourth quarter of 2013 when compared to the prior year’s fourth quarter. Furthermore, our European trading division continued to suffer weakened results in response to the poor Euro zone market conditions.

(CMC Year End 2013 - Page 3 )

Full Year 2013 Review

Net earnings from continuing operations for fiscal year 2013 were $75.0 million, or $0.64 per diluted share. For the year ended August 31, 2013, cash flow from operations was $147.7 million and adjusted EBITDA from continuing operations was $353.5 million. After-tax LIFO income from continuing operations for fiscal 2013 was $34.4 million ($0.29 per diluted share), compared to after-tax LIFO income of $27.1 million ($0.23 per diluted share) in fiscal 2012. As of August 31, 2013, cash and short-term investments totaled $378.8 million, an increase of 44% from the end of our 2012 fiscal year.

Earnings from discontinued operations for fiscal year 2013 were $2.4 million, which primarily consisted of earnings related to our copper tube business.

Outlook

Alvarado concluded, “We are encouraged by our ability to post another positive earnings quarter and strong cash flows even after factoring in restructuring charges recorded in our fiscal 2013 fourth quarter. From a U.S. perspective, we are further encouraged by the strength of the Architecture Billings Index (ABI), posting a 53.8 for August, the highest mark since February 2013. In addition, the ABI has been above 50 for 12 of the last 13 months which historically has been a good leading indicator of improved non-residential construction. Our International Mill segment should see an improvement in margins in light of the newly-passed legislation to curb VAT circumvention arrangements in Poland”.

Conference Call

CMC invites you to listen to a live broadcast of its fourth quarter 2013 conference call today, Wednesday, October 23, 2013, at 11:00 a.m. ET. Joe Alvarado, Chairman of the Board, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast are located on CMC’s website under “Investors”.

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the effects of actions taken to strengthen our Australian operations, the effects of recently enacted legislation regarding VAT circumvention schemes in Poland and general market conditions. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur, and actual results may differ materially from our current expectations. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or otherwise.

(CMC Year End 2013 - Page 4 )

Factors that could cause actual results to differ materially from the Company’s expectations include the following: absence of global economic recovery or possible recession relapse and the pace of overall global economic activity; solvency of financial institutions and their ability or willingness to lend; success or failure of governmental efforts to stimulate the economy including restoring credit availability and confidence in a recovery; continued sovereign debt problems in the Euro-zone; construction activity or lack thereof; availability and pricing of raw materials over which the Company exerts little influence, including scrap metal, energy, insurance and supply prices; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; decisions by governments affecting the level of steel imports; passage of new, or interpretation of existing, environmental laws and regulations; customers’ inability to obtain credit and non-compliance with contracts; financial covenants and restrictions on the operation of our business contained in agreements governing our debt; currency fluctuations; global factors including political and military uncertainties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; our ability to retain key executives; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; ability to make necessary capital expenditures; unexpected equipment failures; competition from other materials; losses or limited potential gains due to hedging transactions; litigation claims and settlements, court decisions and regulatory rulings; risk of injury or death to employees, customers or other visitors to our operations; and increased costs related to health care reform legislation.

(CMC Year End 2013 - Page 5 )

	Three Months Ended		Fiscal Year Ended
(short tons in thousands)	08/31/13	08/31/12	08/31/13	08/31/12
Americas Recycling tons shipped	588	582	2,312	2,439
Americas Steel Mills rebar shipments	381	384	1,447	1,370
Americas Steel Mills structural and other shipments	272	318	1,114	1,312

Total Americas Steel Mills tons shipped	653	702	2,561	2,682
International Mill shipments	371	420	1,318	1,584
Americas Steel Mills average FOB selling price (total sales)	$656	$678	$669	$706
Americas Steel Mills average cost ferrous scrap utilized	$330	$346	$343	$379

Americas Steel Mills metal margin	$326	$332	$326	$327
Americas Steel Mills average ferrous scrap purchase price	$290	$304	$299	$339
International Mill average FOB selling price (total sales)	$567	$570	$589	$601
International Mill average cost ferrous scrap utilized	$333	$351	$360	$385

International Mill metal margin	$234	$219	$229	$216
International Mill average ferrous scrap purchase price	$267	$291	$289	$315
Americas Fabrication rebar shipments	239	251	902	911
Americas Fabrication structural and post shipments	37	35	152	150

Total Americas Fabrication tons shipped	276	286	1,054	1,061
Americas Fabrication average selling price (excluding stock and buyout sales)	$938	$920	$943	$906

	Three Months Ended		Fiscal Year Ended
(in thousands)	08/31/13	08/31/12	08/31/13	08/31/12
Net sales
Americas Recycling	$346,671	$359,300	$1,391,749	$1,606,161
Americas Mills	465,433	494,183	1,819,520	1,983,721
Americas Fabrication	384,333	380,951	1,442,691	1,381,638
International Mill	223,460	268,248	826,044	1,033,357
International Marketing and Distribution	503,244	610,485	2,355,572	2,727,319
Corporate and Eliminations	(224,280)	(280,141)	(946,001)	(1,075,821)

Total net sales	$1,698,861	$1,833,026	$6,889,575	$7,656,375

Adjusted operating profit (loss)
Americas Recycling	$(6,722)	$8,346	$3,170	$39,446
Americas Mills	58,431	62,971	204,333	235,918
Americas Fabrication	8,154	1,453	28,033	(15,697)
International Mill	7,998	5,353	890	23,044
International Marketing and Distribution	(16,220)	1,488	35,617	47,287
Corporate and Eliminations	(14,987)	(16,359)	(65,605)	(89,286)

Adjusted operating profit from continuing operations	36,654	63,252	206,438	240,712
Adjusted operating profit (loss) from discontinued operations	429	12,213	3,672	(10,660)

Adjusted operating profit (loss)	$37,083	$75,465	$210,110	$230,052

(CMC Year End 2013 - Page 6 )

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Fiscal Year Ended,
(in thousands, except share data)	08/31/13	08/31/12	08/31/13	08/31/12
Net sales	$1,698,861	$1,833,026	$6,889,575	$7,656,375
Costs and expenses:
Cost of goods sold	1,538,073	1,653,588	6,227,238	6,939,748
Selling, general and administrative expenses	111,070	117,027	468,611	481,746
Impairment of assets	13,836	528	17,270	607
Gain on sale of cost method investment	—	—	(26,088)	—
Interest expense	18,051	17,550	69,608	69,487

	1,681,030	1,788,693	6,756,639	7,491,588
Earnings from continuing operations before income taxes	17,831	44,333	132,936	164,787
Income taxes (benefit)	14,103	26,518	57,979	(45,762)

Earnings from continuing operations	3,728	17,815	74,957	210,549

Earnings (loss) from discontinued operations before taxes	429	12,212	3,672	(11,906)
Income taxes (benefit)	97	(191)	1,310	(8,847)

Earnings (loss) from discontinued operations	332	12,403	2,362	(3,059)

Net earnings	4,060	30,218	77,319	207,490
Less net earnings attributable to noncontrolling interests	3	3	4	6

Net earnings attributable to CMC	$4,057	$30,215	$77,315	$207,484

Basic earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.03	$0.15	$0.64	$1.82
Earnings (loss) from discontinued operations	—	0.11	0.02	(0.03)

Net earnings	$0.03	$0.26	$0.66	$1.79
Diluted earnings (loss) per share attributable to CMC:
Earnings from continuing operations	$0.03	$0.15	$0.64	$1.80
Earnings (loss) from discontinued operations	—	0.11	0.02	(0.02)

Net earnings	$0.03	$0.26	$0.66	$1.78
Cash dividends per share	$0.12	$0.12	$0.48	$0.48

Average basic shares outstanding	116,943,198	116,267,566	116,677,836	115,861,986

Average diluted shares outstanding	117,841,538	116,904,863	117,552,952	116,783,160

(CMC Year End 2013 - Page 7 )

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2013	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$378,770	$262,422
Accounts receivable, net	989,694	958,364
Inventories, net	757,417	807,923
Other	240,314	211,122

Total current assets	2,366,195	2,239,831
Net property, plant and equipment	940,237	994,304
Goodwill	69,579	76,897
Other assets	118,790	130,214

Total assets	$3,494,801	$3,441,246

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$342,678	$433,132
Accounts payable-documentary letters of credit	112,281	95,870
Accrued expenses and other payables	314,949	343,337
Notes payable	5,973	24,543
Current maturities of long-term debt	5,228	4,252

Total current liabilities	781,109	901,134
Deferred income taxes	46,558	20,271
Other long-term liabilities	118,165	116,261
Long-term debt	1,278,814	1,157,073

Total liabilities	2,224,646	2,194,739
Stockholders’ equity attributable to CMC	1,269,999	1,246,368
Stockholders’ equity attributable to noncontrolling interests	156	139

Total equity	1,270,155	1,246,507

Total liabilities and stockholders’ equity	$3,494,801	$3,441,246

(CMC Year End 2013 - Page 8 )

COMMERCIAL METALS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Fiscal Year Ended
(in thousands)	08/31/13	08/31/12
Cash flows from (used by) operating activities:
Net earnings	$77,319	$207,490
Adjustments to reconcile net earnings to cash flows from (used by) operating activities:
Depreciation and amortization	136,548	137,310
Provision for losses (recoveries) on receivables, net	4,430	(2,463)
Share-based compensation	18,693	13,125
Amortization of interest rate swaps termination gain	(12,470)	(5,815)
Loss on debt extinguishment	4,758	—
Deferred income taxes (benefit)	55,825	(59,999)
Tax expense (benefit) from stock plans	1,444	(1,968)
Net gain on sale of assets and other	(25,371)	(11,932)
Write-down of inventory	3,003	13,917
Asset impairments	17,270	3,316
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	11,065	68,260
Accounts receivable (repurchased), net	(80,580)	(77,116)
Inventories	26,459	53,449
Other assets	1,724	5,001
Accounts payable, accrued expenses and other payables	(87,375)	(157,025)
Other long-term liabilities	(5,010)	10,443

Net cash flows from operating activities	147,732	195,993
Cash flows from (used by) investing activities:
Capital expenditures	(89,035)	(113,853)
Proceeds from the sale of property, plant and equipment and other	13,904	55,360
Proceeds from the sale of cost method investment	28,995	—
Decrease in deposit for letters of credit	—	31,053

Net cash flows used by investing activities	(46,136)	(27,440)
Cash flows from (used by) financing activities:
Increase (decrease) in documentary letters of credit	(6,221)	(74,493)
Short-term borrowings, net change	(19,524)	18,607
Repayments on long-term debt	(204,856)	(64,801)
Proceeds from termination of interest rate swaps	—	52,733
Proceeds from issuance of long-term debt	330,000	—
Payments for debt issuance costs	(4,684)	—
Debt extinguishment costs	(4,557)	—
Increase in restricted cash	(18,620)	—
Stock issued under incentive and purchase plans, net of forfeitures	951	(81)
Cash dividends	(56,028)	(55,617)
Tax benefit (expense) from stock plans	(1,444)	1,968
Contribution from (purchase of) noncontrolling interests	13	(55)

Net cash flows from (used by) financing activities	15,030	(121,739)
Effect of exchange rate changes on cash	(278)	(6,782)

Increase in cash and cash equivalents	116,348	40,032
Cash and cash equivalents at beginning of year	262,422	222,390

Cash and cash equivalents at end of year	$378,770	$262,422

(CMC Year End 2013 - Page 9 )

COMMERCIAL METALS COMPANY

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles (“GAAP”). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Management uses adjusted operating profit (loss) to evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the Company’s operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended,
(in thousands)	08/31/13	08/31/12	08/31/13	08/31/12
Earnings from continuing operations	3,728	$17,815	$74,957	$210,549
Income taxes (benefit)	14,103	26,518	57,979	(45,762)
Interest expense	18,051	17,550	69,608	69,487
Discounts on sales of accounts receivable	772	1,369	3,894	6,438

Adjusted operating profit from continuing operations	36,654	63,252	206,438	240,712
Adjusted operating profit (loss) from discontinued operations	429	12,213	3,672	(10,660)

Adjusted operating profit (loss)	$37,083	$75,465	$210,110	$230,052

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs and net earnings attributable to noncontrolling interests. It also excludes the Company’s largest recurring non-cash charge, depreciation and amortization, as well as impairment charges. As a measure of cash flow before interest expense, adjusted EBITDA is one guideline management uses to assess the Company’s ability to pay its current debt obligations as they mature and as a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s debt agreements. Additionally, adjusted EBITDA is one measure used to assess the Company’s unleveraged performance return on its investments. Adjusted EBITDA is also the target benchmark for our annual and long-term cash incentive performance plans for management. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended		Fiscal Year Ended,
(in thousands)	08/31/13	08/31/12	08/31/13	08/31/12
Earnings from continuing operations	3,728	$17,815	$74,957	$210,549
Income taxes (benefit)	14,103	26,518	57,979	(45,762)
Interest expense	18,051	17,550	69,608	69,487
Depreciation, amortization and impairment charges	47,539	33,189	151,002	134,442
Less net earnings attributable to noncontrolling interests	(3)	(3)	(4)	(6)

Adjusted EBITDA from continuing operations	83,418	95,069	353,542	368,710
Adjusted EBITDA from discontinued operations	1,109	14,082	6,487	(4,475)

Adjusted EBITDA	$84,527	$109,151	$360,029	$364,235

Adjusted EBITDA to interest coverage:

Three Months Ended August 31, 2013	Year Ended August 31, 2013
$84,527 / 18,051 = 4.7	$360,029 / 69,608 = 5.2

(CMC Year End 2013 - Page 10 )

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization on August 31, 2013 to the most comparable GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,269,999
Long-term debt	1,278,814
Deferred income taxes	46,558

Total capitalization	$2,595,371

OTHER FINANCIAL INFORMATION

Long-term debt to capitalization ratio as of August 31, 2013:

$1,278,814 / 2,595,371 = 49.3%

Total debt to capitalization plus short-term debt plus notes payable ratio as of August 31, 2013:

($1,278,814 + 5,228 + 5,973) / ($2,595,371 + 5,228 + 5,973) = 49.5%

Current ratio as of August 31, 2013:

Current assets divided by current liabilities

$2,366,195 / 781,109 = 3.0

Contact: Barbara Smith

Senior Vice President and Chief Financial Officer

214.689.4300